Exhibit 99.2

HOMETRUST BANCSHARES, INC.

2022 OMNIBUS INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

NQSO No. ______.	Grant Date: ________, 20__

This Non-Qualified Stock Option Award (“NQSO”) is granted by HomeTrust Bancshares, Inc. (“Company”) to <<Employee Name>> (“Option Holder”) in accordance with the terms of this Non-Qualified Stock Option Award Agreement (“Agreement”) and subject to the provisions of the HomeTrust Bancshares, Inc. 2022 Omnibus Incentive Plan, as amended from time to time (“Plan”). The Plan is incorporated herein by reference.

1.	NQSO Award. The Company grants to Option Holder a non-qualified stock option (an “NQSO”) to purchase <<Number of Stock Options>> shares (the “Shares”) of Company common stock, par value $0.01 per share (the “Common Stock”) at an Exercise Price of TBD per Share. The Shares underlying this NQSO are subject to forfeiture and to limits on transferability until they vest, as provided in Sections 5 and 6 of this Agreement and in Article 6 of the Plan.

2.	Vesting Dates. No portion of this NQSO may be exercised until such portion has become vested and exercisable. Subject to the Option Holder’s continuous employment or service as specified in Section 10.1 of the Plan (“Service”) through each applicable Vesting Date set forth below, this NQSO shall become exercisable with respect to the following number of Shares on the dates indicated below, subject to earlier vesting in the event of a termination as provided herein:

Vesting Date[(s)]	NQSOs for Number of Shares Vesting

3.	Exercise. The Option Holder (or in the case of the death of the Option Holder, the designated legal representative or heir of the Option Holder) may exercise the NQSO during the Exercise Period specified below by giving written notice to the Corporate Secretary in the form required by the Committee (“Exercise Notice”). The Exercise Notice must specify the number of whole Shares to be purchased, which shall be at least 100 unless fewer shares remain unexercised. The exercise date is the date the Exercise Notice is received by the Company. The Exercise Period commences on the Vesting Date and expires at 5:00 p.m., Asheville, North Carolina time, on the date 10 years after the Grant Date, such later time and date being hereinafter referred to as the “Expiration Date,” subject to earlier expiration in the event of a termination as provided herein. Any portion of the NQSO not exercised as of the close of business on the last day of the Exercise Period shall be cancelled without consideration at that time.

The Exercise Notice shall be accompanied by payment in full of the Exercise Price for the Shares being purchased, plus any applicable tax withholding. Payment shall be made: (a) in cash, which may be in the form of a check, money order, cashier's check or certified check payable to the Company, or (b) by delivering Shares of the Company already owned by the Option Holder having a Fair Market Value on the exercise date equal to the aggregate Exercise Price to be paid plus any applicable tax withholding, or (c) by instructing the Company to withhold Shares otherwise issuable upon the exercise having an aggregate Fair Market Value on the exercise date equal to the aggregate Exercise Price to be paid plus any applicable tax withholding, or (d) by any combination thereof. Payment for the Shares being purchased upon exercise of the Option may also be made by delivering a properly executed Exercise Notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the aggregate Exercise Price and applicable tax withholding amounts (if any), in which event the Shares acquired shall be delivered to the broker promptly following receipt of payment.

4.	Related Awards: This NQSO and the Shares are not related to any other Award under the Plan.

5.	Transferability. The Option Holder may not sell, assign, transfer, pledge or otherwise encumber the NQSO except in the event of the Option Holder’s death, by will or by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order.

6.	Termination Event. If the Option Holder’s Service with the Company is terminated for any reason other than the death or Disability of the Option Holder, any Shares subject to the NQSO that have not vested or become forfeited as of the last date of the Option Holder’s Service termination date (the “Termination Date”) shall be forfeited to the Company, and the Exercise Period of any vested Shares subject to the NQSO shall expire three months after the Termination Date (or the Expiration Date, if earlier), except where that termination of Service is due to Retirement, in which case the Exercise Period of any vested Shares subject to the NQSO shall expire one year after the Termination Date (or the Expiration Date, if earlier), or in the case of a termination for Cause, all Shares subject to the NQSO (including both vested and unvested Shares) held by the Option Holder shall expire and be forfeited to the Company immediately. For purposes of this Award Agreement, Retirement is defined as termination of an Option Holder’s employment with the Company and its Affiliates, other than a Termination for Cause, after the Option Holder has attained age 59½ (“Retirement”). If the Option Holder’s termination is on account of the Option Holder’s death or Disability, all Shares subject to the NQSO that have not vested or been forfeited shall become fully vested and exercisable, and the Exercise Period of all Shares subject to the NQSO shall expire one year after the Termination Date (or Expiration Date, if earlier).

7.	Effect of Change in Control. All Shares underlying the NQSO that have not vested or been forfeited shall become fully vested and exercisable upon the consummation of a Change in Control, provided that a Replacement Award meeting the requirements of Section 11.3 of the Plan has not been provided to the Option Holder to replace this NQSO.

8.	Option Holder’s Rights. The NQSO awarded hereby does not entitle the Option Holder to any rights of a shareholder of the Company until such time as the Shares are transferred to such Option Holder on the stock transfer records of the Company.

9.	Delivery of Shares to Option Holder. Promptly after receipt of an Exercise Notice and full payment of the Exercise Price for the Shares being acquired, the Company shall issue and deliver to the Option Holder (or other person validly exercising the NQSO) a certificate or certificates representing the Shares of Common Stock being purchased, or evidence of the issuance of such Shares in book-entry form, registered in the name of the Option Holder (or such other person), or, upon request, in the name of the Option Holder (or such other person) and in the name of another person in such form of joint ownership as requested by the Option Holder (or such other person) pursuant to applicable state law. The Company’s obligation to deliver a stock certificate or evidence of the issuance of Shares in book-entry form for Shares purchased upon the exercise of an NQSO can be conditioned upon the receipt of a representation of investment intent from the Option Holder (or the Option Holder’s Beneficiary) in such form as the Committee requires. The Company shall not be required to deliver stock certificates or evidence of the issuance of Shares in book-entry form for Shares purchased prior to: (a) the listing of those Shares on the Nasdaq; or (b) the completion of any registration or qualification of those Shares required under applicable law.

10.	Adjustments in Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the number of outstanding shares of Common Stock or the capitalization of the Company) after the Grant Date, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of the Option Holder’s rights under this Agreement, shall substitute or adjust, as applicable, the number of Shares or class of securities of the Company covered by the NQSO or the Exercise Price of the Shares subject to the NQSO in accordance with Section 4.4 of the Plan. The Option Holder agrees to execute any documents required by the Committee in connection with an adjustment under this Section 10.

11.	Tax Withholding. The Company shall have the right to require the Option Holder to pay to the Company the amount of any tax that the Company is required to withhold with respect to such Shares, or in lieu thereof, to retain or sell a sufficient number of Shares to cover the minimum amount required to be withheld.

12.	Restrictive Covenant Provisions. In consideration for the Company’s agreement to grant this NQSO to the Option Holder, and other good and valuable consideration, the Option Holder agrees:

(a)        During the period commencing on the Grant Date and ending on the two (2) year anniversary of the Termination Date (the “Non-Solicitation Period”), the Option Holder will not (i) solicit (by any means, excluding general solicitations of the public that are not based in whole or in part on any list of employees of the Company or any of its affiliates or subsidiaries) or induce, or cause others to solicit or induce, any employee of the Company or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit (by any means, excluding general solicitations of the public that are not based in whole or in part on any list of customers, clients or vendors of the Company or any of its affiliates or subsidiaries) or induce any customer, client or vendor of the Company or any of its affiliates or subsidiaries, of whom the Option Holder had dealings during his/her employment or service with the Company, to cease doing business with the Company or its affiliates or subsidiaries or otherwise interfere with or damage any such individual’s or entity’s relationship with the Company or its affiliates or subsidiaries.

(b)       The covenants and agreements of the Option Holder set forth in Section 12(a) are referred to herein as the “Restrictive Covenants.” The Option Holder acknowledges that he/she has carefully read and considered the provisions of the Restrictive Covenants, and having done so, agrees that the restrictions set forth above are fair and reasonable, and are reasonably required for the protection of the legitimate business and economic interests of the Company. The parties specifically agree that the Company’s customer information is confidential and proprietary, and that the Company derives an economic benefit from maintaining the secrecy of such information, which qualifies for trade secret status under applicable law.

The Option Holder further acknowledges that the Company would not have entered into this Agreement absent the Option Holder’s agreement to the foregoing. In the event any court of competent jurisdiction finds the provisions of the Restrictive Covenants or any parts hereof to be invalid or unenforceable, such conclusion or finding shall in no way render invalid or unenforceable any other portion of this Section 12 as the provisions of this Section are intended to be separate and divisible covenants. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words, phrases or provisions as necessary (but only to the minimum extent necessary) to cause such Restrictive Covenants or parts thereof to be valid and enforceable to the maximum extent permitted by law. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 12 hereof, without violating applicable law.

(c)       The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 12 by the Option Holder, and any breach of the terms of Section 12 by the Option Holder would result in irreparable injury and damage to the Company for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 12 by the Option Holder, the Company or its successors or assigns shall be entitled to specific performance and/or immediate injunctive relief or other equitable relief, in addition to any other remedies and damages available to the Company, in order to enforce Section 12 of this Agreement, without posting bond or other security, without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs. The Option Holder hereby consents to any restraining order or injunction issued in favor of the Company by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Company may be entitled. In addition, if the Option Holder breaches this Section 12, all NQSOs which remain unvested or unexercised shall be immediately forfeited, and with respect to previously exercised NQSOs the Company may recover from the Option Holder an amount equal to the excess of the Fair Market Value of the Shares issued in connection with the exercise of the NQSOs (including the Fair Market Value of any Shares withheld to pay all or part of the Exercise Price and the applicable tax withholding) over the Exercise Price of such Shares as of the applicable date of exercise. The Company shall also be entitled to recover from the Option Holder any expenses or legal fees incurred by the Company in exercising its right of recovery under the preceding sentence. The Option Holder represents and acknowledges that, in light of the Option Holder’s experience and capabilities, the Option Holder can obtain employment with another financial institution or holding company thereof or in a business engaged in other lines and/or of a different nature than those engaged in by the Company or its subsidiaries or affiliates, and that the enforcement of a remedy by way of a temporary restraining order or injunction will not prevent the Option Holder from earning a livelihood. Each of the remedies available to the Company in the event of a breach by the Option Holder shall be cumulative and not mutually exclusive. In the event of the Option Holder’s breach of the Restrictive Covenants, the Non-Solicitation Period shall be extended by the amount of time the Option Holder was in violation of Section 12.

13.	Clawback The Option Holder acknowledges and agrees that this Award and the Option Holder’s exercise of any Shares hereunder is subject to the provisions of Section 16.3 of the Plan regarding clawbacks.

14.	Plan and Committee Decisions are Controlling. This Agreement, the award of the NQSO to the Option Holder and the issuance of Shares upon the exercise of the NQSO are subject in all respects to the provisions of the Plan, which are controlling. Capitalized terms herein not defined in this Agreement shall have the meaning ascribed to them in the Plan. All decisions, determinations and interpretations by the Committee respecting the Plan, this Agreement, the award of the NQSO or the issuance of Shares upon the exercise of the NQSO shall be binding and conclusive upon the Option Holder, any Beneficiary of the Option Holder or the legal representative thereof.

15.	Option Holder’s Service. Nothing in this Agreement shall limit the right of the Company or any of its Affiliates to terminate the Option Holder’s service or employment as a director, advisory director, director emeritus, officer or employee, or otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services or employment of the Option Holder.

16.	Governing Law and Forum Selection. The Option Holder acknowledges and agrees that the Company’s principal place of business is located in North Carolina and that this Agreement was made, delivered, authorized, approved and executed by the Company through action taken in North Carolina. As a result, the parties hereto agree that this Agreement shall be governed by the laws of the State of North Carolina. Any dispute arising under this Agreement shall be decided solely and exclusively by state or federal courts located in Asheville, North Carolina.

17.	Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision of this Agreement if such action may adversely affect the Option Holder without the Option Holder’s written consent. To the extent permitted by applicable laws and regulations, the Committee shall have the authority, in its sole discretion whenever the Committee may determine that such action is appropriate, to (a) accelerate the vesting of the Shares, (b) remove any other restrictions imposed on the Option Holder with respect to the Shares, (c) delete any of the Option Holder’s covenants contained in Section 12 of this Agreement, including retroactively, and (d) reduce (but not increase) the geographic scope or duration of the Option Holder’s covenants in Section 12 of this Agreement, including retroactively.

18.	Option Holder Acceptance. As a condition of receiving the Award, the Option Holder must signify acceptance of the terms and conditions of this Agreement and acknowledge receipt of a copy of the Plan by signing in the space provided below and returning the signed copy to the Company, and if such signature and acceptance is not received by the Company within sixty (60) days of delivery of this Agreement to the Option Holder, then this Non-Qualified Stock Option Award and the underlying Options shall terminate, unless the Committee determines otherwise.

19.	Integration. This Agreement and the Plan constitute the entire agreement between the parties with respect to this NQSO and the Shares and supersedes all prior agreements and discussions between the parties concerning such subject matter.

20.	Electronic Communication. The Committee may, in its sole discretion, decide to deliver any documents related to the Non-Qualified Stock Option Award and all other documents that the Company is required to deliver to security holders by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). As a condition to participating in the Plan and receipt of the Non-Qualified Stock Option Award, the Option Holder agrees to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.	Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Option Holders’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Option Holder’s hand.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

HOMETRUST BANCSHARES, INC.

By:	Hunter Westbrook
Its:	President and CEO

ACCEPTED BY OPTION HOLDER

(Signature)

(Print Name)

(Street Address)

(City, State & Zip Code)

Acknowledgements: By signing above, the Option Holder: (i) agrees that this Non-Qualified Stock Option Award is granted under and governed by the Plan and the Agreement, (ii) agrees that all questions of interpretation and administration relating to this Non-Qualified Stock Option Award, the Plan, and the Agreement shall be resolved by the Committee, and (iii) acknowledges receipt of copies of the Plan and the Agreement, represents that the Option Holder has carefully read and is familiar with their provisions, and hereby accepts this Non-Qualified Stock Option Award subject to all of their respective terms, including, for the avoidance of doubt, the restrictive covenant provisions set forth in Section 12 of the Agreement.

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